STATE STREET

State Street Bank and Trust Company

68/F Two International Finance Centre
8 Finance Street, Central
Hong Kong

telephone : +852 2840 5388
facsimile : +852 2840 5455

www.statestreet.com

August 21, 2012

Erickson, Andrew
Present

Private & Confidential

Dear Andrew,

We are pleased to offer you a position in State Street Bank and Trust Company ("the Company"), under the following terms and conditions.

POSITION AND REPORTING LINE
Managing Director, Senior Vice President, reporting to Wai-Kwong Seck.

You will perform all acts, duties and obligations and comply with such orders as may be designated by the Company and which are reasonably consistent with your job title. The Company may require you to undertake the duties of another position or duties of a different nature, either in addition to or instead of the above duties, it being understood that you will not be required to perform duties which are not reasonably within your capabilities.

The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but any of its branches, subsidiaries or affiliates (individually or collectively, the "Group") where such duties or services are of a similar status to or consistent with your position with the Company.

Your place of work will be at the Company's premises located at L69, Two International Finance Centre, 8 Finance Street, Central, Hong Kong. However you may be required to work at any other premises which the Company currently has or may later acquire in Hong Kong. You may also be required to travel within Hong Kong and abroad for the performance of your duties.

DATE OF COMMENCEMENT
Your commencement date with the Company is expected to be no later than [Nov 1, 2012] provided that any necessary visa and work permit is obtained. 5/15/2014

SALARY
Your base salary will be HKD217,000 gross per month, on 12-month basis (HK$2,604,000 per annum). You will be on the local Hong Kong Dollar payroll, and you can expect to be paid via auto-pay on the 18th of each month.

The Company shall be entitled at any time during your employment, and in any event on termination, howsoever arising, to deduct from your remuneration any monies due from you to the Company including but not limited to any outstanding loans (including loans for training

costs), advances, the cost of repairing any damage or loss to the Company's property caused by you, excess holiday and any other monies owed by you to the Company, to the extent permitted by law.

HOUSING ALLOWANCE

A transitional housing allowance of HKD80,000 per month will be given to you to assist you in maintaining an accommodation upon relocation. This allowance will start kicking in when you move out from the temporary accommodation provided by the Company. This allowance will not be subject to annual review and will be phased out progressively, starting from your commencement date over a period of 5 years per the following schedule:

	Housing Allowance/month*	
Period	Percentage	Amount
1st to 3rd year	100%	HKD80,000
4th year	70%	HKD56,000
5th year	40%	HKD32,000
6th year	0%	not eligible

**This will be a taxable item to you*

You will be eligible to participate in the Rental Reimbursement Tax Efficient Scheme. Descriptions of the Scheme are detailed in the 'Employee Handbook'.

ANNUAL INCENTIVE PLAN

You will be eligible to participate in the State Street Incentive Compensation Plan. The award of any payment under the plan and its amount will be at the Company's sole discretion.

ANNUAL REVIEW

Your base salary will be reviewed annually in April. Any increase of your salary is entirely at the Company's discretion and the Company will have no obligation (contractual or otherwise) to increase your salary.

WORKING HOURS

The normal working hours are from 9:00 a.m. to 6:00 p.m. Monday to Friday with one hour for lunch. You will of course understand that the Company reserves the right to change your work hours and the days upon which you work depending on operational needs. Although you are entitled to Saturdays and Sundays off, only Sunday shall be considered a rest day for the purposes of the Employment Ordinance and other days off may be appointed as your alternative statutory holidays or substituted rest days at the Company's discretion. Your salary is compensation for all hours you work for the Company.

PROBATION PERIOD

No probationary period is required for this employment.

TERMINATION OF SERVICE

Either the Company or an employee may terminate the employment by giving not less than three months' notice in writing or payment in lieu of notice.

STATE STREET.

The Company reserves the right to terminate your employment without prior notice or payment in lieu of notice in the event that you conduct yourself in such manner as would entitle the Company to dismiss you summarily in accordance with the provisions of the Employment Ordinance or under common law.

GARDEN LEAVE

The Company reserves the right to exclude you from the premises of the Company and require you not to attend at work and/or not to undertake all or any of your duties of employment during any period of notice (whether given by you or the Company) (the "Garden Leave Period"), provided always that the Company shall continue to pay your salary and contractual benefits for the duration of this Agreement.

During any period of notice or Garden Leave Period, you will remain a Company employee and therefore cannot act against the interests of the Company. Amongst other things, this means that:

(a) you must not be employed by or otherwise provide services to any third party (unless agreed in advance with the Company in writing); and

(b) you must not compete or prepare to compete with the Company or assist a competitor in any way, including by diverting or preparing to divert Company clients or business to a competing business; and

(c) you must not undermine the business of the Company in any way; and

(d) you must comply with all lawful instructions of the Company (including any instruction not to contact customers, prospective customers, employees or business contacts of the Company or any Affiliate).

Accordingly, your obligations of confidentiality, good faith and fidelity remain in place at all times. Breach of these obligations may be grounds for summary dismissal.

ANNUAL LEAVE

You are entitled to an annual paid vacation of 22 days. Leave must be taken in accordance with the policy of the Company. You will accumulate leave pro-rata from the first day of employment.

You will be unable to transfer any accrued annual leave in Japan to Hong Kong. You must either take your accrued leave by your last working day in Japan, or if that is not possible, unused accrued annual leave will be paid out as part of your leaving entitlement.

MEDICAL PLANS AND PROVIDENT FUND

You will be enrolled in the Company's Medical/Dental, Life and Accidental Death & Dismemberment Insurance Plans immediately upon commencement. On appointment, you will be enrolled under the Provident Fund Scheme. Descriptions of these plans are detailed in the 'Employee Handbook'.

The Company reserves the right to terminate or substitute these benefits or amend the scale of benefits. If any scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or

otherwise) to provide any benefits to you, the Company shall not be liable to provide any such benefits itself or any compensation in lieu thereof.

You will receive an adjusted date of hire[1] equal to your original employment date for vesting purposes. In addition, any waiting periods for entry into Hong Kong benefits plan(s) will also be waived.

RELOCATION ASSISTANCE

You will be provided with relocation assistance in accordance with the International Transfer Policy and Guidelines. Details will be provided to you separately.

TAXES

Any income taxes levied on your total income will be your responsibility.

CONFIDENTIALITY OF INFORMATION

You shall neither during your employment (except in the proper performance of your duties) nor at any time (without limit) after its termination directly or indirectly

(a) use for your own purposes or those of any other person, company, business entity or other organisation whatsoever; or

(b) disclose to any person, company, business entity or other organisation whatsoever;

any trade secrets or confidential information relating or belonging to the Company or any of the Group including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, product lines, prototypes, services, research activities, source codes and computer systems, software, any document marked "Confidential" (or with a similar expression), or any information which you have been told is confidential or which you might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or any of the Group in confidence by customers, suppliers and other persons.

You shall not at any time during the continuance of your employment with the Company make any notes or memoranda relating to any matter within the scope of the Company's or any of the Group's business, dealings or affairs otherwise than for the benefit of the Company or any of the Group.

The obligations contained in this Confidentiality of Information clause shall not apply to any disclosures required by law and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of your employment, other than by way of unauthorised disclosure.

---

[1] Adjusted hire date is : April 22, 1991

You must not make or communicate (or cause or facilitate the making or communication of) any oral or written statement to any representative of the press, television, radio or other media on any matter connected with or relating to the Company or any of the Group, without the prior **written** consent of the Company.

For the avoidance of doubt, this Confidentiality of Information clause shall survive the termination of this agreement.

Post-Termination Restrictive Covenants

1.1 You hereby agree that you shall not (without the prior consent in writing of the Company) for **a period of 3 months** immediately following the Termination Date within Hong Kong or the Prohibited Area and whether on your own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), in competition with the Company directly or indirectly (a) be employed or engaged in, or (b) perform services in respect of, or (c) be otherwise concerned with:-

(a) the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company during the **12 months** immediately preceding the Termination Date;

(b) the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the **12 months** preceding the Termination Date.

PROVIDED ALWAYS that the provisions of this paragraph [1.1] shall apply only in respect of products or services with which you were either personally concerned or for which you were responsible whilst employed by the Company during the **12 months** immediately preceding the Termination Date.

1.2 You hereby agree that you will not for **a period of 6** months immediately following the Termination Date, whether on your own behalf or in conjunction with or on behalf of any other person, company, business entity or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (a) solicit, or (b) assist in soliciting, or (c) accept, or (d) facilitate the acceptance of, or (e) deal with, in competition with the Company the custom or business of any Customer or Prospective Customer :-

(a) with whom you have had personal contact or dealings on behalf of the Company during the **12 months** immediately preceding the Termination Date;

(b) for whom you were, in a client management capacity on behalf of the Company, directly responsible during the **12 months** immediately preceding the Termination Date.

1.3 You hereby agree that you will not for a period of **6 months** immediately following the Termination Date, whether on your own behalf or in conjunction with or on behalf of any other person, company, business entity or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly :-

(a) induce, or (b) solicit, or (c) entice or (d) procure, any person who is a Company Employee to leave the Company's employment, where that person is a Company Employee on the Termination Date; or

(b) be personally involved to a material extent in (a) accepting into employment or (b) otherwise engaging or using the services of any person who is a Company Employee on the Termination Date.

1.4 Paragraphs [1.1] to [1.3] above and [1.6] below will also apply as though references to each Affiliate were substituted for references to the Company. These paragraphs will, with respect to each Affiliate, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Affiliate. The provisions of this paragraph [1] shall only apply in respect of those Affiliates (i) with whom you have given your services, or (ii) for whom you have been responsible, or (iii) with whom you have otherwise been concerned, in the **12 months** immediately preceding the Termination Date.

1.5 In relation to each Affiliate referred to in paragraph [1.4] above, the Company contracts as trustee and agent for the benefit of each such Affiliate. You agree that, if required to do so by the Company, you will enter into covenants in the same terms as those set out in paragraphs [1.1] to [1.3] and [1.6] hereof directly with all or any of such Affiliates, mutatis mutandis. If you fail within seven days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by you, to execute all such documents as are required to give effect to the foregoing, on your behalf.

1.6 The following words and expressions referred to above shall have the meanings set out below:

"Company Employee" means any person who was employed by (i) the Company, or (ii) any Affiliate, for at least 3 months prior to and on the Termination Date, and

(a) with whom you have had material contact or dealings in performing your duties of employment; and

(b) who had material contact with clients of the Company in performing his or her duties of employment with the Company or any Affiliate (as applicable); or

(c) who had access to confidential information during his employment with the Company or any Affiliate (as applicable); or

(d) who was a member of the Global Services of the Company or any Affiliate (as applicable).

"Affiliate" shall mean in relation to the Company, any subsidiary or holding company of the Company, any subsidiary of such holding company, and any company in which the Company or any such holding company holds or controls directly or indirectly not less than 20% of the issued share capital.

"Clients" shall mean any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

"Prohibited Area" shall mean:

(a) Hong Kong;

(b) any other country in the world where, on the Termination Date, the Company develops, sells, supplies, manufactures or researches its products or services or where the Company is intending within 3 months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which you have been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the 12 months immediately preceding the Termination Date.

"Prospective Clients" shall mean any person, firm, company or other organisation whatsoever to whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.

"Termination Date" means the date when your employment terminates.

OTHERS

It is not the intention of this letter to detail all the terms and conditions of employment and this letter should be read in conjunction with our Employee Handbook. State Street Bank and Trust Company, Hong Kong Branch's policies and procedures, as well as local laws, will apply to any elements not covered in this letter.

STATE STREET

The various provisions and sub-provisions of this letter are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this letter.

This letter is governed by and construed in accordance with Hong Kong laws, and you and the Company submit to the non-exclusive jurisdiction of the Hong Kong courts.

If you find the above terms and conditions acceptable, please sign and return the duplicate copy of this letter.

Yours sincerely,
For and on behalf of
State Street Bank and Trust Company

p.p.
Greg York
Senior Vice President
Global Human Resources

I accept and agree to the above terms and conditions.

Name: Andrew ERICKSON
Passport No. E4035071
Date: 27/9/12.

STATE STREET.

State Street Bank and Trust Company

68/F Two International Finance Centre
8 Finance Street, Central
Hong Kong

telephone : +852 2840 5388
facsimile : +852 2840 5455

www.statestreet.com

November 19, 2012

Andrew Erickson
Present

Dear Andrew,

We refer to our recent email communication on Hong Kong Business Entity Change, it has been determined that your employing entity will be changing. Your current employing entity is State Street Bank and Trust Company, Hong Kong Branch ("**SSBT**"). Your new employing entity will be State Street Asia Limited ("**SSAL**"). The purpose of this letter is to set out the terms and conditions on which your employment will continue with SSAL.

1. **Transfer:** The transfer of your employment to SSAL is intended to take place on January 1, 2013, or such later date as may be appropriate ("**Transfer Date**"). In order for you to continue your employment with SSAL, your existing contract of employment with SSBT will terminate on the day immediately before the Transfer Date. Until then, SSBT intends that you will remain employed under your existing contract.

2. **Offer of Employment and Recognition of Service:** SSAL joins in this letter to offer you employment with it, effective on the Transfer Date. This offer of employment is on terms the same as your current employment. Your period of service with SSBT will count towards your continuous employment with SSAL. If you choose not to accept SSAL's offer of employment, SSBT reserves the right to require you to serve out your contractual notice period and/or second you to SSAL during such notice period.

3. **Transfer Conditions:** Please note that the transfer of your employment is conditional on and subject to the restructuring being carried out as planned. Otherwise, the offer of employment with SSAL, and your acceptance or rejection of such termination and offer, will not be effective and your employment with SSBT will continue.

4. **Transfer of Benefits:** If you accept the offer of employment from SSAL, you agree to transfer all your entitlements under the relevant retirement scheme(s) of SSBT to the relevant retirement scheme(s) of SSAL, subject to the terms of the schemes, laws and regulations. You further agree to sign any documents as required by the trustees of the relevant retirement schemes to duly effect such transfer. You will have the choice either to (a) be paid in lieu of your accrued but unused annual leave as at the Transfer Date or (b) to carry forward your accrued but unused annual leave to your employment with SSAL. Please indicate your choice as indicated below. Note that any payment in lieu of accrued but unused of annual leave is subject to salaries tax.

5. **Transfer of Personnel Records:** For the sake or convenience and continuity, if you accept this new offer of employment, you also consent to the provision to SSAL of a duplicate set of all your personnel records and other personal information (including but not limited to Employers' Tax Returns filed with the Inland Revenue Department) currently held by SSBT as soon as practicable.

* * *

Please sign and return the duplicate of this letter to Ida Leung of GHR on or before December 14, 2012, to indicate your acceptance of the new employment. If you have any questions about the contents of this letter, please do not hesitate to contact Steven Chan (ext. 1372) or Jacqueline Chan (ext. 1221).

STATE STREET.

We would like to thank you for your hard work and loyalty in the past.

Yours sincerely,

Thomas Lynch
Senior Vice President
For and on behalf of
State Street Asia Limited

Steven Chan
Vice President
For and on behalf of
State Street Bank and Trust Company
Hong Kong Branch

I acknowledge receipt of the original of this letter terminating my employment with SSBT and I confirm that I will accept the offer of new employment with SSAL. In consideration of SSBT having procured the offer of employment on these terms, I hereby consent to short notice and release SSBT from any claim whatsoever which I may have against it in relation to the termination of my employment and transfer to SSAL other than in respect of accrued and outstanding salary (if any) for the current month of employment.

Please tick the relevant box:

☐ I choose to be paid in lieu of my accrued but unused annual leave as at the Transfer Date.

☑ I choose to carry forward my accrued but unused annual leave to my employment with State Street Asia Limited.

Andrew Erickson
Date:

STATE STREET.

Date: May 25, 2016

Expatriate Agreement: Andrew Erickson
Employee ID: 416836
Home Location: Hong Kong
Assignment location: Boston, MA USA

The Long Term International Assignment Policy Guidelines have been established to meet the needs of transferees. This policy applies to employees of State Street Corporation, herein referred to as "the Company." The following items constitute your assignment package that will be in effect during your Boston assignment beginning on or about August 1, 2016[1].

All reimbursable expenses should be submitted to Cartus, State Street's relocation vendor, within the timeframe outlined in State Street's Global Employee Expense Reimbursement Policy.

I. PRE-DEPARTURE CONSIDERATIONS

1. General

The policies and procedures summarized in the agreement have been adopted voluntarily by State Street and are not intended to give rise to contractual rights or obligations or otherwise modify your terms of employment (e.g., your at-will status or employment contract).

2. Duration

The duration of this assignment is expected to be 2 years. The assignment may be extended by mutual agreement between you and the Company on a year-to-year basis within policy limits. The Company reserves the right, however, to terminate this or any assignment earlier than the expected date of its conclusion for any reason. At the conclusion of this assignment, the Company will repatriate you to your home country unless you and the Company mutually agree on your localization in the host country or your transfer to a new expatriate assignment at a State Street location in another host country.

3. Family Considerations

The Company will accommodate the needs of an accompanying family member(s), (i.e. child, domestic partner or spouse) provided the accompanying family member is able to secure a visa for the duration of the assignment.

4. No Exception Policy

State Street routinely participates in vendor surveys and industry mobility groups to ensure that our mobility policies are competitive and we provide a standard set of benefits for mobile employees and their families. The benefits the Company provides in this policy are competitive and therefore the Company has adopted a No Exception policy.

[1] Estimated start date. Start date is dependent upon receipt of work authorization.

STATE STREET.

5. Visa & Work Permit Visa & Work Permit

We must ensure that all employees hold valid immigration permission to work to comply with the terms of relevant legislation at the host location. Therefore, it is necessary for you to obtain the appropriate immigration permission to work and reside in the host country. You will be required to present the relevant documents upon arrival, prior to commencing your employment. So, please do not finalize any travel plans until you've been informed that it is appropriate to do so. Also, please refer to Physical Exams & Inoculations section below.

The Company will make arrangements for you and your accompanying spouse to obtain the necessary visa and residency authorization and will pay for all fees associated with obtaining them. The Company's obligation is restricted to securing and maintaining your permission to legally work in the host country. Any other assistance will require separate authorisation. If necessary, legal counsel will be engaged by the Company at its own expense to assist in this process. You are expected to provide complete cooperation in securing the initial visa(s) and in any subsequent renewal thereof.

To enable us to meet statutory and regulatory obligations of the host location immigration system, you are required to keep host location GHR updated with changes in residential address, home telephone number, mobile telephone number and host country immigration status while on assignment. Changes will need to be reported within five working days of the change occurring. We may provide host country government agencies with your personal data to enable us to fulfil our legal obligations.

The value of company provided immigration legal services may be considered taxable compensation to you. Any income or social taxes incurred on this added taxable compensation will be paid direct to the tax authorities on your behalf where possible or reimbursed to you. Please see the income and social tax sections of this agreement for important details and limitations.

II. COMPENSATION, ASSIGNMENT ALLOWANCES AND BENEFITS

1. Compensation

a. Payroll

You will remain on your home country payroll.

b. Salary Review

Your salary review will be applied according to home country practice. Your base salary will not be adjusted solely as a result of this assignment. You will remain on your current salary review schedule/cycle, if any.

c. Balance Sheet

The function of the balance sheet will be described in your global mobility orientation. A balance sheet will be provided to you separately at least monthly with updated exchange rates, if any.

STATE STREET.

The balance sheet will include the hypothetical tax equalization components computed by the Company's tax consultants and the goods and services differential computed by Mercer.

The Company will update the balance sheet coincident with a change in base salary, family size or revised Mercer Compensation Table. Changes to base salary will be updated as soon as administratively possible and will be calculated retroactively. It is your responsibility to inform your State Street Relocation Counselor of any changes to your family size. Changes to family size will be updated in the next possible pay period after you inform your Relocation Counselor and will not be calculated retroactively.

The level of your housing norm is expected to remain fixed throughout your assignment unless your family size changes and you move to new accommodations, in which case Global Mobility will review your situation to determine if any change is warranted.

d. Goods and Services Differential

You may receive a goods and services differential (G&S). This amount is intended to compensate for the difference in the cost-of-living between Hong Kong and Boston and for foreign exchange rate fluctuation on goods and services expenditures. The G&S is not taxable to you. It is calculated by the Company's professional consultant, Mercer, and is based on four factors:

- Size of your family stationed in Boston
- Your spendable income as determined by Mercer
- Price difference of certain goods between Hong Kong and Boston
- Exchange rate

Mercer pricing agents conduct surveys at least twice a year to determine the costs of goods and services in each location. In those areas experiencing highly inflationary economies, surveys may be conducted as frequently as four times a year.

The G&S amount will fluctuate based on foreign exchange rate fluctuations and pricing surveys.

e. Housing Norm

A home country housing norm, as determined by Mercer, the Company's professional consultant, will be withheld from your salary each pay period. The home housing norm is representative of the amount an employee, with a given salary and family size, typically spends for housing in the home country (mortgage, rent, utilities, repairs, insurance, property taxes, etc.). You will continue to be required to pay a housing norm even if you give up your home country lease or sell your home country housing.

STATE STREET.

f. Income Taxes

You will be covered by the Company's "Tax Equalization Policy for International Assignments" ("TEQ Policy"), which ensures that while on assignment, you pay a level of income tax similar to what you would have paid had you remained in your home country. All payments of salary and incentive compensation (including equity) will be reduced by a hypothetical income tax, which approximates what your home country tax burden or withholding would have been. State Street in turn pays on your behalf (or reimburses you) all actual income taxes incurred on State Street compensation in your home and host locations. A copy of the TEQ Policy was provided to you at the time you provided your data protection consent. You should consult the policy for additional details, including how taxes related to non State Street income are handled and your responsibilities in both locations.

Prior to departure, you will receive a tax briefing from the Company's Global Mobility tax services provider who will provide an overview of the TEQ Policy and any tax preparation or advisory services authorized for this assignment. This briefing will also outline the annual tax process, your responsibilities, and those of Global Mobility and the Company's mobility tax services provider. It is your responsibility to schedule this briefing prior to departure, including completion of all documents required. While the TEQ Policy may provide for tax preparation and/or tax advisory services it remains your responsibility to file accurate and timely tax returns (or related filings) as required in both your home and host locations.

Homeowners – please see important information about the sale of a principal residence in the Home Country Residence section below.

g. Social Tax

You will remain in the home country social tax system, wherever legally possible, and social taxes could also apply in your host location. A hypothetical tax will be withheld following the same approach as defined for income taxes above to ensure you incur a social tax burden similar to what you would have paid in your home country. State Street will be responsible for any additional social taxes on State Street compensation, such as assignment related allowances, etc.

h. Incentive Compensation

If eligible, you will continue to participate in the home country Company bonus and/or equity programs, if any.

i. Relocation Allowance

The Company will pay you a relocation allowance equal to the home country currency equivalent of USD 5,000 at the beginning of your assignment and upon repatriation at the normal conclusion of the assignment. This payment will be made through the home payroll system. The payment will be made as soon as administratively possible following relocation in either direction. The relocation allowance is paid to compensate for relocation inconveniences and may be used to cover relocation-related expenditures not specifically covered elsewhere in this

STATE STREET.

document (e.g., necessary alterations and conversions of household items, new license, etc.). No reporting or submission of receipts for expenses is required.

Any income or social taxes incurred on this additional taxable compensation will be paid direct to the tax authorities on your behalf where possible or reimbursed to you. Please see the income and social tax sections of this agreement for important details and limitations.

2. Benefits

a. Home Benefits

You will remain covered by the home country benefit plans whenever legally possible.

b. Medical & Dental Insurance

You will be covered by the global medical and dental plan, Cigna Global Health Benefits and Delta Dental PPO while on this assignment, details of which will be provided to you separately. Cigna Global Health Benefits and Delta Dental PPO are located in the United States.

As a condition of accepting this assignment, you and your dependents, if any, are required to be enrolled in this program. Enrollment in this program is automatic for employees but you will receive an email from the State Street Benefits Center regarding enrollment to provide information on your dependents, if any. If you do not take the required actions described in the email your dependents will not be covered.

The Company will cover the premium costs associated with the Cigna and Delta Dental plans. You should talk to your home GHR group about your current home country medical plan. In some countries, it may be beneficial for you to keep your home country plan in place while on assignment to avoid issues with regard to pre-existing illnesses upon your return and to avoid certain government imposed fees. Should you discontinue your home country coverage and incur additional costs pertaining to medical services for a pre-existing illness or with regard to government imposed fees, you will be responsible and will not be eligible for reimbursement by the Company.

YOUR ACTION REQUIRED: You must add your dependents at the start of your assignment, and update any changes in family size that occur during your assignment, **within 30 days of the event** to ensure continued coverage. The State Street Benefits Center website for Health and Welfare is **NetBenefits**. For assistance, please call +1 855-447-7007 (US toll free) or +1 770-281-4858 (from outside the US). Shortly after you begin your assignment, you will receive an email from GHR Service Center advising you to login to the **NetBenefits** site. You will have 30 days from the date you receive this email to add your spouse and any other dependents to the medical and dental plans. Please look out for this email and notify

STATE STREET.

Larry DiGiacomo in Global Mobility Boston if you do not receive it within 2 weeks of your assignment start date.

c. Annual Leave/Vacation

You will continue to accrue annual leave/vacation based on your home country annual leave/vacation policy unless home or host country law dictates otherwise. If you take home leave, you will need to utilize your allocated annual leave/vacation time.

d. Public Holidays

You will observe the host country's public holiday schedule while on assignment. Unless required by applicable law there will be no compensation provided if the host country observes fewer holidays than your home country in any given assignment year.

e. Physical Exams & Inoculations

Physical exams are highly recommended at the home location prior to relocation. In addition, some host countries require expatriates to receive inoculations, submit to certain medical tests or a physical exam prior to relocating internationally.

You should contact your insurance carrier for information on coverage for inoculations, tests and physical exams as many cover these costs. The Company will reimburse you for any inoculations, tests or physical exams, when required by the host country, if they are not covered by your medical insurance plan.

f. Emergency Assistance

The Company provides assistance for employees in the event of a medical or personal emergency while traveling anywhere in the world. This service will be provided by either HX Global or Cigna Global Health Benefits.

Visit the HX Global website which maintains current security, medical and cultural information on countries and cities around the world. This data source should be accessed periodically leading up to your expected date of travel due to changing conditions. You may access HX Global's Travel Oracle website using the links below:

> From State Street Intranet (HX Global website will be found on the "Links" tab, HX membership cards will be found on the "Documents" tab): https://community.statestr.com/sites/SafeTravel
>
> From the Internet: https://traveloracle.healix.com/statestreet

If you have questions or need travel assistance services (including lost travel documents, embassy referrals, etc.), please call the State Street-dedicated Assistance Helpline at HX Global at any of the following numbers: +1 617 682 9205 or +44 (0) 203 3763903 or +85 2580 32005. They are also reachable by email at ssbt@healix.com.

Before your departure, please print the membership card which is located on the HX Global website.

In case of emergency while traveling or while on assignment, please contact HX Global, then State Street Global Security at +1 617-985-5001 (Boston), +44 (0) 20 3395 4444 (London) or +61 2 9323 6242 (Sydney). Also, please check in with Global Security if there is an incident in the region where you are traveling or living so they can provide safety advice as needed.

III. ON ASSIGNMENT PROVISIONS

1. Home Leave

You will be reimbursed for one round-trip ticket from Boston to Hong Kong once each assignment year. Cash may not be received in lieu of transportation, and this benefit may not be carried from one assignment year into any other. Due to Benefits and Security issues, home leave applies only to the employee and his/her accompanying spouse/domestic partner and children, traveling between the specified home and host locations. The Company will not reimburse the cost of travel to/from alternate locations, nor can this benefit be used to transport non-family members to/from the home or host location without specific approval from the Vice President of Global Mobility and the appropriate senior manager. In some instances, Global Security approval may also be required.

You will be reimbursed for airfare based on the Corporate Travel Policy (or the local travel policy if outside of the US). The specific air class in which you will travel is subject to change based upon the business area's budget constraints. Please check with your manager to confirm any business area-related restrictions on class of travel before booking your travel. Reasonable costs for ground transportation to and from the airport will also be reimbursed. You will not be reimbursed for hotel costs, car rental or a per diem allowance while on home leave. Travel arrangements must be made through the Company's travel provider. Any tax due will be the Company's responsibility.

You will be eligible for one (1) home leave for each full assignment year. In order to be eligible for a home leave benefit, three (3) months must remain prior to the expected conclusion of the expatriate assignment.

2. Assignment Location Housing

The Company will directly pay the monthly rent on your behalf for the duration of the expatriate assignment, subject to the housing cost parameters established by our consultants. The housing accommodations will be consistent with the Company's image and the size of your family, subject to the approval of local management, Global Mobility and the host Global Human Resources.

The services of a destination service provider will be coordinated by Cartus to assist you in locating housing and settling into the new area.

STATE STREET.

If utilities aren't included in your rent/lease costs, you will be responsible for paying them and the Company will provide you with a Utility allowance which is intended to assist with basic utility costs such as heat, electricity and water. It is not intended for items such as yard maintenance, telephone and cable. You are fully responsible for these costs. The Utility Allowance will appear as a line item on your balance sheet.

The Utility Allowance is calculated by Mercer based on statistics for utility costs for your family size as well as the size and location of your eligible housing and is updated annually. No adjustments to the Mercer provided levels will be made.

You are responsible for obtaining appropriate insurance coverage for host country residence. We encourage you to contact your insurance carrier to ensure your coverage is sufficient to meet your individual needs. The Company will not be held responsible for loss or damage at your host country residence.

It is expected that you will maintain the condition of the property including but not limited to weekly cleaning, trash removal, etc. It is your responsibility to notify the management company and or landlord of any concerns that could potentially cause damage to the property such as leaky pipes, malfunctioning equipment, etc. You are financially responsible for any damage you or your guests cause and for your failure to keep the property in good condition. You will be held accountable for negative abuse.

If any income or social taxes are incurred on this benefit they will be paid direct to the tax authorities on your behalf where possible or reimbursed to you. Please see the income and social tax sections of this agreement for important details and limitations.

3. Transportation – Assignment Location

The G&S allownace takes into consideration the cost of local public and private transportation. No additional reimbursement of transportation-related expenses will be made.

4. Emergency Leave

In the event of serious illness or death in your immediate family or your spouse's immediate family, the Company will provide round trip air transportation between the home and host country for you or your spouse when authorized by the host Global Human Resources and the Vice President of Global Mobility. The Company defines immediate family as spouse/domestic partner, other adult dependent, grandparent(s), parent(s), sibling(s), or child(ren).

5. Cultural Training

A cultural orientation will be provided to you to promote an understanding and appreciation of the business practices, culture and values of the host country and to facilitate your transition.

STATE STREET.

6. **GlobeSmart**

You are encouraged to use GlobeSmart to increase your cultural awareness and to enable you to work more effectively with your colleagues in your host country. The url for GlobeSmart is www.globesmart.com; you may use your State Street email address to register.

IV. RELOCATION

1. Pre-assignment Trip

The purpose of this trip will be to familiarize you with the assignment location and discuss the host country position with local management. You will be reimbursed for round-trip airfare based on the Corporate Travel Policy (or the local travel policy if outside of the US). The specific air class in which you will travel is subject to change based upon the business area's budget constraints. Please check with your manager to confirm any business area-related restrictions on class of travel before booking your travel. Reasonable expenses incurred for lodging, meals and local transportation during this trip will be reimbursed for up to seven (7) calendar days. In addition, reasonable costs for ground transportation to and from the airport will be reimbursed.

In most cases, the pre-assignment trip should be arranged to coincide with normal business activity. This trip should be coordinated through Global Mobility.

The travel arrangements for this trip must be made through the Company's travel provider. The services of a destination service provider will be coordinated by Cartus to assist you in locating housing and settling into the new area.

Any income or social taxes incurred on this taxable benefit will be paid direct to the tax authorities on your behalf where possible or reimbursed to you. Please see the income and social tax sections of this agreement for important details and limitations.

2. House-hunting Trip

The purpose of this trip will be to evaluate living quarters, establish business and personal contacts and to experience the business and cultural environment. You will be reimbursed for round-trip airfare for yourself and your spouse based on the Corporate Travel Policy (or the local travel policy if outside of the US). The specific air class in which you will travel is subject to change based upon the business area's budget constraints. Please check with your manager to confirm any business area-related restrictions on class of travel before booking your travel. Reasonable expenses incurred for lodging, meals and local transportation during this trip will be reimbursed for up to seven (7) calendar days. In addition, reasonable costs for ground transportation to and from the airport will be reimbursed. Any tax due will be the Company's responsibility.

In most cases, the house-hunting trip should be arranged to coincide with normal business activity. This trip should be coordinated through Global Mobility.

STATE STREET.

The travel arrangements for this trip must be made through the Company's travel provider. The services of a destination service provider will be coordinated by Cartus to assist you in locating housing and settling into the new area.

Any income or social taxes incurred on this taxable benefit will be paid direct to the tax authorities on your behalf where possible or reimbursed to you. Please see the income and social tax sections of this agreement for important details and limitations.

3. Home Country Automobile(s)

The Company will reimburse you for the loss on sale or lease cancellation of one (1) automobile/motorcycle, if single, and up to two (2) automobiles/motorcycles, if married. It is expected that you will make every effort to sell your vehicle at the highest possible market value. Your Cartus consultant will explain the reimbursement process, which will require submission of a copy of the bill of sale, proof of ownership and published retail value.

Reimbursement will be calculated based on the difference between the retail value (as determined by a reputable, published source) of the vehicle and the actual selling price. In no case will reimbursement exceed 20% of the vehicle's retail value. Additionally, there is a maximum payment per assignment of the local currency equivalent of US$10,000, whether you sell one (1) or two (2) vehicles.

Any income or social taxes incurred on this taxable benefit will be paid direct to the tax authorities on your behalf where possible or reimbursed to you. Please see the income and social tax sections of this agreement for important details and limitations.

The Company will not provide assistance with storing your vehicle or shipping your vehicle to the host location.

4. Relocation

a. Shipping and Storage

The Company will pay for all transportation charges for reasonable and necessary items. This includes packing and crating costs, reasonable storage charges at origin and destination, all applicable duties and insurance charges. Household effects will be transported by surface freight unless the air cost is the same or less than surface freight. The household goods shipment is to be coordinated through the Cartus's designated moving company and in adherence to State Street's shipping policy.

Additionally employees under the expatriate program are entitled to store a reasonable amount of household/personal effects in the home country. Storage arrangements are to be coordinated through the Cartus's designated moving company.

You are responsible for insuring your personal belongings at the host location. The Cartus destination service provider will be able to give you guidance on the level of insurance as well as referrals.

If any income or social taxes are incurred on this benefit they will be paid direct to the tax authorities on your behalf where possible or reimbursed to you. Please see

the income and social tax sections of this agreement for important details and limitations.

The Company must approve the shipment of a pet on a case-by-case basis. Shipment is limited to the cost of pet transportation only, with a maximum of two (2) standard household pets (excluding exotic animals, farm animals, and zoo animals) up to a maximum cost of the local currency equivalent of US$6,000.

Because all other costs, including pet examinations, inoculations and quarantine requirements, will be your responsibility, it is recommended that you request a total cost estimate prior to shipping a pet. The Company's relocation company will assist you in obtaining a cost estimate for shipping and quarantine costs, as well as provide general counsel on shipping your pet. Your pet's veterinarian can provide an estimate for inoculations and any other health-related costs. You will be responsible for all preparatory aspects of shipping your pet, including taking your pet to the veterinarian prior to shipment.

The Company is not liable for any illness or death related to moving pet(s).

b. Travel Expenses

The Company will transport you to Boston via air travel when the transfer is effective and required travel and work visas have been approved and to Hong Kong at the conclusion of this assignment. You will be reimbursed for airfare based on the Corporate Travel Policy (or the local travel policy if outside of the US). The specific air class in which you will travel is subject to change based upon the business area's budget constraints. Please check with your manager to confirm any business area-related restrictions on class of travel before booking your travel. Reasonable costs for ground transportation to and from the airport will also be reimbursed. Travel arrangements must be made through the Company's travel provider.

If any income or social taxes are incurred on this benefit they will be paid direct to the tax authorities on your behalf where possible or reimbursed to you. Please see the income and social tax sections of this agreement for important details and limitations

c. Temporary Living

If necessary, Cartus will arrange on your behalf temporary accommodations for the maximum period of thirty (30) days providing that this has been pre-approved. Thirty (30) days is inclusive of time prior to departure and arrival at the assignment location. In the event that you are approved for temporary living in the assignment location, your goods and services differential may not be implemented, this is dependent on the type of accommodation. However, all other compensation elements of the balance sheet will be implemented. If the goods and services differential has not been implemented, it would then be implemented effective the date of your move to permanent accommodations.

STATE STREET.

If needed, you will also be entitled to reimbursement of an additional thirty (30) days of temporary living expense upon repatriation. Cash cannot be received in lieu of temporary housing. Please note that the repatriation temporary housing benefit will not apply to assignees, who choose to sell their home country residences.

If any income or social taxes are incurred on this benefit they will be paid direct to the tax authorities on your behalf where possible or reimbursed to you. Please see the income and social tax sections of this agreement for important details and limitations

5. Home Country Residence

a. Home Owner

i. Rent /Lease – You may choose to rent or lease your house. The advertisement costs and/or agent fees will be paid by the Company. The Company will also provide you with property management services up to a maximum cost of the local currency equivalent of USD4,800 per annum. You will not be reimbursed for any other aspects related to your home country residence including but not limited to assistance with property taxes or insurance (including renter's insurance, if applicable). We encourage you to check with your insurance carrier to ensure your coverage is sufficient to meet your needs.

   If the rental agent has not been able to lease or rent the house prior to your leaving, the Company will waive the home housing norm for up to two months, if necessary. If your property has not been rented by the end of the second month and you can prove that you have been actively trying to rent the property, Global Mobility will seek approval from senior management to waive the home housing norm for an additional period of time.

   In the event you lease your property at the local market rate and the monthly rental income does not cover your monthly mortgage (principle and interest only), the Company may consider reducing your monthly home housing norm. If this were to occur, you would be required to provide Global Mobility with a copy of your mortgage statement and rental agreement in order to verify the amounts and implement the change.

ii. Leave Vacant –You may choose to leave your house vacant while on assignment. The Company will provide property management services up to a maximum cost of the local currency equivalent of USD4,800 per year. You will not be reimbursed for any other aspects related to your home country residence including but not limited to assistance with property taxes or insurance (including renter's insurance, if applicable). We encourage you to check with your insurance carrier to ensure your coverage is sufficient to meet your needs.

STATE STREET.

iii. Home Sale – If you choose to sell your home, the Company will not provide any assistance and will not reimburse any costs, currency losses or taxes you may incur. Should you decide to sell your home, you should seek advice from your tax advisor and refer to the Company's "Tax Equalization Policy for International Assignments" ("TEQ Policy").

b. Renter

The Company will reimburse lease cancellation fees, limited to the equivalent of three (3) months' rent. Proof of payment, as well as a copy of the lease agreement or equivalent, is required for reimbursement.

If there is a change in status of the home country housing while on assignment, you are responsible for notifying Global Mobility as soon as the change is known or occurs.

You are responsible for any damages to your home country residence. You are responsible for obtaining appropriate insurance coverage for your home country residence. We encourage you to contact your insurance carrier to ensure your coverage is sufficient to meet your individual needs. The Company will not be held responsible for loss or damage at your home country residence.

You will continue to be required to pay a housing norm even if you give up your home country lease or sell your home country housing.

6. <u>Spousal Assistance</u>
Career and transition assistance will be provided to your accompanying spouse. Cartus will provide further details on this service.

Any income or social taxes incurred on this taxable benefit will be paid direct to the tax authorities on your behalf where possible or reimbursed to you. Please see the income and social tax sections of this agreement for important details and limitations.

V. END OF ASSIGNMENT PROVISIONS

1. <u>Repatriation Planning</u>
You should make every effort to maintain contact with your home country Global Human Resources Business Partner and your direct manager. This will assist you in keeping abreast of developments within the Company including knowledge of new products and services that may have developed since your departure.

You should begin planning for your repatriation, in conjunction with your home country Global Human Resources Business Partner and your direct manager, at least three months prior to your anticipated return.

2. <u>Transportation</u>
See **Travel Expenses** under **RELOCATION**.

STATE STREET.

3. Assignment Allowances
The Company will discontinue all assignment-related allowances as of your assignment end date.

4. Shipment of Goods
See Shipping & Storage under **RELOCATION**.

5. Storage
You must make arrangements with the moving company to remove your belongings from storage upon repatriation. The Company will not reimburse you for storage costs incurred beyond 30 days of your assignment end date.

6. Temporary Living
If applicable, you will be provided with temporary living. Cartus will arrange the temporary accommodations on your behalf for a maximum period of thirty days. You will be responsible for all meals and incidental expenses, unless you are placed in a hotel. If this is the case, you will be reimbursed for reasonable costs for meals.

VI. TERMINATION OF EMPLOYMENT/EARLY TERMINATION OF ASSIGNMENT

If you voluntarily terminate your employment with the Company, voluntarily leave this position but remain employed by State Street, or you are dismissed by the Company due to gross misconduct, as determined by the Company in its discretion and in accordance with the Company's applicable disciplinary procedures while on assignment, you will be required to refund amounts paid to you or on your behalf by the Company, such as (but not limited to):

- Relocation Allowance
- Lease cancellation Fees (housing, auto, etc.)
- Temporary Accommodations
- Loss on Sale/Lease of Automobile(s)
- Airfare
- Shipment of Goods/Storage

Repatriation costs will be your responsibility; provided, however, that reimbursement of repatriation costs may be approved on a case-by-case basis in the Company's discretion in the event the Company terminates your employment in connection with a reduction in force or position elimination. If such reimbursement is approved, your return to the home country must take place within thirty (30) days after termination in order to be reimbursed by the Company. Reimbursement will be limited to shipping of goods by surface freight and travel expenses as described under the "Relocation" section of this agreement.

If the Company terminates your employment and you are eligible for a severance/redundancy program, the program applied will be in accordance with the home country policy and prevailing employment laws.

STATE STREET.

VII. MISCELLANEOUS

1. Additional Compensation

Should you qualify for and/or receive additional compensation required by local law at termination or repatriation, payment of other benefits under the expatriate policy will be reduced.

2. Terms & Conditions

All terms and conditions including but not limited to the changing of allowances (e.g., goods and service allowances), housing terms, medical plan carrier or transportation costs are subject to change by State Street, in its sole discretion, based on internal State Street policies and guidelines, as may be varied by State Street from time to time.

This is a Massachusetts agreement and is to be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles. Any dispute arising under this agreement or out of your employment in the United States following the transfer date will be resolved exclusively in the state or federal courts of the Commonwealth of Massachusetts and you agree to submit to the jurisdiction of such courts in connection with any such dispute.

Please initial each page and sign below, signifying your understanding of, and agreement with, the terms of this "Agreement." Please scan and email a copy of the agreement to Larry DiGiacomo at LWDigiacomo@statestreet.com and keep the original for your personal records.

Please keep the contents of this individual package confidential.

Agreed:	Date:
[signature]	6/6/2016
Andrew Erickson Executive Vice President	Month/Day/Year

cc: Global Mobility Tax Compliance team
Finance

STATE STREET.

I, Cecilia DiOrio-Paschall, have read and agree with the terms of Andrew Erickson's Expatriate Agreement, dated May 25, 2016 from Hong Kong to Boston.

Cecilia DiOrio-Paschall (signature) — 6/7/16

Cecilia DiOrio-Paschall
Managing Director
Global Mobility

Month/Day/Year

STATE STREET.

I, Mike Rogers, President and COO, have read and agree with the terms of Andrew Erickson's Expatriate Agreement dated May 25, 2016 from Hong Kong to Boston. I hereby authorize the expenditure of the cost associated with the terms and conditions described in the Expatriate Agreement.

Mike Rogers President and COO	6/8/16 Month/Day/Year